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                                                                    EXHIBIT 10.9

                               CENTEX CORPORATION
                 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

PURPOSE -        Owing to changes in the Internal Revenue Code (the "Code") the
                 IRS sets a limit (currently $150,000) on the amount of annual compensation which may be considered in determining, for the account of an eligible participant, a company's contribution to a tax-qualified defined contribution plan, including the Centex Corporation Profit Sharing and Retirement Plan (the
                 "Plan").  The purpose of this non- qualified Supplemental
                 Executive Retirement Plan ("SERP") is to establish balances for each participant in this SERP in an amount equal to the additional contribution which he or she would have received under the Plan had 100% of his or her annual salary been eligible for a profit sharing contribution. The first SERP contribution will be for the Plan year ending March 31, 1995.

ELIGIBILITY -    All current participants in the Plan whose employer's
                 contribution, other than a 401(k) contribution, is reduced either by the compensation limit under Section 401(k)(17) of the Code (currently $150,000) or in order to satisfy any of the non-discrimination tests applicable to the Plan, such as
                 Section 410(b)(2) of the Code, which is commonly referred to as the "average benefits test". Those provisions of the Code which so limit the employer's contribution are herein called the "Limitations". Employees hired after April 1, 1994, or current participants who meet the eligibility standards after that date, may be added to this SERP at the sole discretion of either the chief executive officer (CEO) or chief operating officer (COO) of Centex Corporation.

FUNDING -        This is an unfunded, non-qualified plan.  The amounts to be allocated to each participant for both contributions and earnings will be reflected only as accrued liabilities on the books and records of Centex Corporation. The participants will thus be unsecured creditors of Centex Corporation.

CONTRIBUTIONS -  The annual SERP accrual for the account of each participant will be calculated using the total compensation which, but for the Limitations, would be eligible for a profit sharing contribution under the Plan ("Total Compensation") less the amount which has been considered for the Plan contribution (this amount will be $150,000 for the Plan year ending March 31, 1995, and is
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                 subject to upward adjustment in future years as permitted by law). The difference between Total Compensation and that considered in the Plan is herein called "Excess Salary".

                 The accrual contribution to be allocated to the account of a participant in the SERP will be the product of his or her Excess Salary times the percent of salary used by his or her employer in calculating the Plan contribution. Should the Plan formula be changed in future years such that the contribution is not calculated exclusively as a percentage of compensation, then the percentage to be used for the SERP shall represent the percentage derived by dividing the total profit sharing contribution for the applicable employer by the sum of all of Total Compensation for all of that employer's Plan participants.

EARNINGS -       Earnings will be credited to each participant's account once a year, as of March 31, based on each participant's accrual account as of the beginning of that Plan year. The rate will be based on the actual earnings of the balanced and fixed income funds of the Plan, in the percentages selected by the participant. Earnings in the Centex Common Stock Fund will be ignored for this calculation. By way of example, if a participant's profit sharing account is invested in the balanced, fixed and common stock funds of the Plan in the ratio of 50-40-10, the appropriate rate of return to be applied to the SERP balance would be the sum of five-ninths of the return earned on the balanced fund plus four-ninths of the return earned on the fixed income fund for that year.

PAYOUT - Upon termination of employment, including retirement, Centex Corporation will become obligated to pay to the employee whose employment has been terminated the entire vested balance in such person's account in the SERP. Payout will be made on the same basis as payout to the employee under the Plan. Vesting of SERP balances will be identical to vesting of employer contributions to the Plan. Thus, if a terminated employee is only 60% vested in the Plan, the vesting in the SERP balance and accumulated earnings will also be 60%. No participant will be entitled to borrow or withdraw early any part of his or her vested balance.

MODIFICATION, SUSPENSION OR TERMINATION OF SERP

                 Centex Corporation may at any time amend, suspend or terminate the SERP. However, the amount accrued in the
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                 account of a participant in the SERP will not be reduced.  If the SERP is suspended or terminated, the amount accrued in each account but not paid to the participant will continue to accrue interest at a rate equal to 80% of the prime rate charged from time to time by NationsBank of Texas N.A. until payout of such sum to the participant.